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                                                                      Exhibit 11

                              Sonic Foundry, Inc.

                        Earnings Per Share Calculations

     Earnings per share have been computed based on the weighted average number of common shares outstanding and the common share equivalents of stock options and warrants, assuming an initial public offering price of $7.50 per share and the common shares issuable upon the conversion of the Series B Convertible Preferred Stock and Convertible Debt.

     The following table reconciles the number of common shares outstanding with the number of common shares used in computing earnings per share.

                                                            Year Ended December 31,           Nine months ended September 30,
                                                            -----------------------           -------------------------------
                                                             1995              1996              1996                 1997
                                                             ----              ----              ----                 ----
Common shares outstanding                                   1,053           127,800             1,177              229,760

Effect of using weighted average common
  shares outstanding during the period                    240,233           134,638           240,136              138,300

Effect of shares issued under stock options and
  warrants                                                142,830           328,898           274,130              384,051

Effect of weighted average shares issuable upon
  conversion of Series B Preferred Stock                    -             1,113,333              -                    -

Effect of weighted average shares issuable upon
  conversion of convertible debt                            8,000             8,000             8,000                8,000

Common shares and common share
  equivalents used in computing earnings per             ------------------------------------------------------------------
  share                                                   392,116         1,712,669           523,443              760,111
                                                         ==================================================================

Proforma net income (loss)                               $ 26,324        $  129,094          $142,065            $(839,091)

Preferred stock dividends declared                           -                 -                 -                  (1,997)

Interest on convertible debt                                 -                 -                 -                     718
                                                         ------------------------------------------------------------------
Adjusted proforma net income (loss)                      $ 26,324        $  129,094          $142,065            $(840,370)
                                                         ==================================================================